EXHIBIT 21

Significant Subsidiaries of
IntriCon Corporation

Subsidiary	Place of Incorporation

Resistance Technology GmbH	Germany
Vertrieb von Elecktronikteilen

Resistance Technology, Inc.	Minnesota

RTI Electronics, Inc.	Delaware

RTI Tech PTE LTD.	Singapore